                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 ____________

                                 SCHEDULE 13G
                               (Amendment No. 1)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934




                              Lakes Gaming, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                           Common Stock no par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   51206P109
--------------------------------------------------------------------------------
                                (CUSIP Number)

-------------------------                                -----------------------
  CUSIP No. 51206P109                   13G/A              Page 2 of 11 Pages
-------------------------                                -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Highfields Capital Management LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          525,549
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          525,549
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      525,549
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      4.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------

-------------------------                                -----------------------
  CUSIP No. 51206P109                   13G/A              Page 3 of 11 Pages
-------------------------                                -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Highfields Associates LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          161,916
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          161,916
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      161,916
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      1.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      CO
------------------------------------------------------------------------------

-------------------------                                ---------------------
  CUSIP No. 51206P109                   13G/A              Page 4 of 11 Pages
-------------------------                                ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Highfields GP LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          525,549
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          525,549
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      525,549
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      4.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      OO
------------------------------------------------------------------------------

-------------------------                                ---------------------
  CUSIP No. 51206P109                   13G/A              Page 5 of 11 Pages
-------------------------                                ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Jonathon S. Jacobson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          525,549
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          525,549
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      525,549
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      4.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

-------------------------                                ---------------------
  CUSIP No. 51206P109                   13G/A              Page 6 of 11 Pages
-------------------------                                ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Richard L. Grubman
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          525,549
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          525,549
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      525,549
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      4.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

---------------------                                     ----------------------
CUSIP No.51206P109                   13G/A                 Page 7 of 11 Pages
---------------------                                     ----------------------

Item 1(a).  Name of Issuer:

            Lakes Gaming, Inc.
            ------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            130 Cheshire Lane, Minnetonka, Minnesota 55305
            ------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            This statement is being filed by Highfields Associates LLC, a limited liability company formed under the laws of the State of Delaware ("Highfields Associates"), with respect to the shares of Common Stock directly owned by the two limited partnerships organized under the laws of the State of Delaware for which it serves as the general partner: Highfields Capital I LP and Highfields Capital II LP.

            This statement is also being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

            (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

            (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

            (iii)  Jonathon S. Jacobson, a Managing Member of Highfields
                   GP, and

            (iv)   Richard L. Grubman, a Managing Member of Highfields GP.

            Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting
            Persons."

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            Address for Highfields Associates, Highfields Capital
            Management, Highfields GP, Mr. Jacobson and Mr. Grubman:
            c/o Highfields Capital Management LP
            200 Clarendon Street,
            Boston, Massachusetts 02117
            --------------------------------------------------------------

---------------------                                     ----------------------
CUSIP No.51206P109                   13G/A                 Page 8 of 11 Pages
---------------------                                     ----------------------

Item 2(c).    Citizenship:

              Highfields Associates - Delaware
              Highfields Capital Management - Delaware
              Highfields GP - Delaware
              Jonathon S. Jacobson - United States
              Richard L. Grubman - United States
              --------------------------------------------------------------

Item 2(d).    Title of Class of Securities:

              Common Stock, no par value
              --------------------------------------------------------------

Item 2(e).    CUSIP Number:

              51206P109
              --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

              (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

              (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange
                       Act.

              (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

              (d) [_] Investment company registered under Section 8 of the Investment Company Act.

              (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

              (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

              (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

              (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

              (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

              (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

---------------------                                     ----------------------
CUSIP No.51206P109                   13G/A                 Page 9 of 11 Pages
---------------------                                     ----------------------

              If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.       Ownership.

              Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

              For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

              (a)   Amount beneficially owned:
                    525,549

              (b)   Percent of class:
                    4.9%

              (c)   Number of shares as to which such person has:

                    (i)    Sole power to vote or to direct the vote 525,549

                    (ii)   Shared power to vote or to direct the vote --0--

                    (iii) Sole power to dispose or direct the disposition of 525,549

                    (iv) Shared power to dispose or direct the disposition of --0--

              For Highfields Associates:

              (a)  Amount beneficially owned:

                   161,916

              (b)  Percent of class

                   1.5%

              (c)  Number of shares as to which such person has:

                   (i)   Sole power to vote or to direct the vote  161,916

                   (ii)  Shared power to vote or to direct the vote --0--

                   (iii) Sole power to dispose or to direct the disposition of
                         161,916

                   (iv) Shared power to dispose or to direct the disposition of --0--

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities check the following. [X]

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not applicable.

Item 9.       Notice of Dissolution of Group.

              Not applicable.

Item 10.      Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                     ----------------------
CUSIP No.51206P109                   13G/A                 Page 10 of 11 Pages
---------------------                                     ----------------------

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 February 14, 2001
                                 -----------------
                                        Date

                                 HIGHFIELDS ASSOCIATES LLC

                                 /s/ KENNETH H. COLBURN
                                 -----------------------------------------------
                                            Signature

                                 Kenneth H. Colburn, Authorized Signatory
                                 -----------------------------------------------
                                            Name/Title


                                 HIGHFIELDS CAPITAL MANAGEMENT LP

                                 By: Highfields GP LLC, its General Partner

                                 /s/ KENNETH H. COLBURN
                                 -----------------------------------------------
                                            Signature

                                 Kenneth H. Colburn, Authorized Signatory
                                 -----------------------------------------------
                                            Name/Title


                                 HIGHFIELDS GP LLC

                                 /s/ KENNETH H. COLBURN
                                 -----------------------------------------------
                                            Signature

                                 Kenneth H. Colburn, Authorized Signatory
                                 -----------------------------------------------
                                            Name/Title


                                 JONATHON S. JACOBSON

                                 /s/ KENNETH H. COLBURN
                                 -----------------------------------------------
                                            Signature

                                 Kenneth H. Colburn, Attorney-in-Fact
                                 -----------------------------------------------
                                            Name/Title

---------------------                                     ----------------------
CUSIP No.51206P109                   13G/A                 Page 11 of 11 Pages
---------------------                                     ----------------------


                                 RICHARD L. GRUBMAN

                                 /s/ KENNETH H. COLBURN
                                 -----------------------------------------------
                                                   Signature

                                 Kenneth H. Colburn, Attorney-in-Fact
                                 -----------------------------------------------
                                                   Name/Title